SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report: October 4, 1995




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification
Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)






Registrant's telephone number, including area code:(415)973-7000








Item 5.  Other Events

A.     Gas Accord

As previously disclosed, in July 1995, the Company filed a motion with the California Public Utilities Commission (CPUC) indicating that the Company intended to engage in settlement negotiations encompassing both a restructuring of the Company's gas transmission operations and a broad range of gas related issues arising from various CPUC proceedings. On October 2, 1995, the Company announced that it had presented a proposal, called the Gas Accord, to numerous parties active in the California gas marketplace, including consumer groups, industrial customers, shippers and marketers. The Company has invited these parties to join the Company to collaboratively develop a restructuring of the California gas market.

The Gas Accord consists of three broad initiatives:

-  Increased Customer Choice

Since 1988, large industrial customers have had the option of buying gas directly from the supplier of their choice, and only paying the Company for the transmission and distribution costs. Under the Gas Accord, the Company proposes to give all customers the ability to choose their gas suppliers in the future. The Company proposes to implement a test marketing program with residential and small business customers and to form an advisory group to determine the simplest and most effective ways for residential and small commercial customers (core customers) to buy gas directly from any supplier.

-  Separation of Transmission and Distribution Rates

The Company proposes to separately charge for, or "unbundle," its gas transmission and distribution services. This would give industrial and commercial customers and gas suppliers more flexibility to buy only the specific gas transportation services they want or need.

-  Resolution of Existing Regulatory Issues

The Company also proposes to settle several outstanding gas regulatory cases that are currently pending at the CPUC as separate proceedings. These include the Transwestern Pipeline Capacity case, the Interstate
Transition Cost Surcharge case, and the PG&E Pipeline
Expansion reasonableness proceeding. The Company believes the ultimate resolution of these proceedings will not have a significant impact on its financial position or results of operations.

Negotiations on the Gas Accord will begin in October, 1995. The Company plans to file a report on the status of those discussions with the CPUC on November 1, 1995, with a goal of reaching a collaborative agreement within the next few months. Any agreement reached by the Company and other parties must be approved by the CPUC before it could be implemented.





                               SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY


                                 BRUCE R. WORTHINGTON
                              By________________________________
                                 BRUCE R. WORTHINGTON
                                 Senior Vice President and
                                 General Counsel

Dated:  October 4, 1995